Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

OS Therapies Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	(1)		6,000,000	$1.89	$11,340,000.00	0.0001381	$1,566.05

Total Offering Amounts:						$11,340,000.00		1,566.05
Total Fee Offsets:								0.00
Net Fee Due:								$1,566.05

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Offering Note(s)

(1)	Represents shares of common stock, par value $0.001 per share (“Common Stock”), of OS Therapies Incorporated, a Delaware corporation (the “Company”), issuable pursuant to the Company’s 2023 Incentive Compensation Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE American on October 29, 2025.